SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of earliest event reported: January 2, 2018

Actua Corporation

(Exact name of registrant as specified in charter)

Delaware	001-16249	23-2996071
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 East Lancaster Avenue, Suite 640, Radnor, PA	19087
(Address of Principal Executive Offices)	(Zip Code)

(610) 727-6900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously announced, Folio Dynamics Holdings, Inc. (“FolioDynamix”), a majority-owned subsidiary of Actua Corporation (“Actua”), entered into an Agreement and Plan of Merger, dated as of September 25, 2017, with Envestnet, Inc. (“Envestnet”), FCD Merger Sub, Inc., a wholly-owned subsidiary of Envestnet, and Actua USA Corporation, a wholly-owned subsidiary of Actua, as the representative of FolioDynamix’s stockholders, under which Envestnet would acquire FolioDynamix (such transaction, the “Folio Sale”).

On January 2, 2018, the Folio Sale was consummated. Actua realized cash proceeds of approximately $166.3 million (approximately $1.5 million of which is being held in escrow to satisfy potential future indemnification claims, a purchase price adjustment and related expenses) in the Folio Sale and will receive an additional approximately $11.6 million in cash proceeds in the second quarter of 2018 if and to the extent that FolioDynamix is able to meet an agreed-upon threshold under a previously disclosed purchase price adjustment mechanism relating to client consents.

With the sales of its interests in VelocityEHS Holdings, Inc. and BOLT Solutions Inc. (“Bolt”) (as previously announced on December 12, 2017) and of FolioDynamix now complete, Actua intends to set a record date and distribute substantially all of the net proceeds from those sales later in January 2018, subject to expenses and appropriate reserves relating to the wind-down of its business. Following that distribution, Actua intends to accelerate the process of winding down its operations and discharging its remaining liabilities, including any potential liabilities relating to the recent sales of its businesses. Accordingly, Actua expects to significantly reduce its operating costs and to focus on opportunities to monetize its remaining minority holdings and other assets (including any future proceeds received from the FolioDynamix sale and the previously disclosed potential secondary sale of Bolt). The company’s goal is to sell its stakes in those holdings over a 12- to 18-month period and distribute in one or more additional cash distributions the net proceeds from those sales, along with any other remaining cash assets (subject to expenses and appropriate reserves), to its stockholders.

Item 7.01.	Regulation FD Disclosure.

On January 2, 2018, Actua issued a press release announcing the completion of the Folio Sale and related matters. A copy of Actua’s press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description

99.1	Press Release issued January 2, 2018 by Actua Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACTUA CORPORATION

Date: January 2, 2018	By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	Managing Director, General Counsel and Secretary